UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 28, 2016
(date of earliest event reported)

 VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court North
Minneapolis, Minnesota 55369
(Address of principal executive offices)

 (763) 656-4300
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 28, 2016, Vascular Solutions, Inc. (the “Company”) and Charmaine Sutton, its Senior Vice President, Regulatory & Quality Assurance and a named executive officer, entered in to a Consulting Agreement (the “Agreement”) pursuant to which Ms. Sutton will serve as a consultant to the Company after the voluntary termination of her employment on March 31, 2015.  Under the Agreement, Ms. Sutton will assist the Company with its regulatory strategies and with regulatory reviews.  The Agreement commences on April 4, 2016 and provides that Ms. Sutton initially will perform thirty hours of services per week, on average, and be compensated $8,250 per week for the first calendar quarter of the Agreement. Thereafter, the parties anticipate agreeing that Ms. Sutton will provide twenty hours of services per week, on average, and be compensated $5,500 per week for the second calendar quarter of the Agreement; provide 10 hours of services per week, on average, and be compensated $2,750 per week for the third calendar quarter of the Agreement; and consult at the rate of $275 per hour beginning January 1, 2017.  Adjustments to the payments under the Agreement require the mutual acceptance of the parties. The Agreement is for a term of one year, but may be extended or amended upon mutual consent of the parties.  Either party may terminate the Agreement upon thirty days’ written notice.

The Agreement is attached as Exhibit 10.1 to this Form 8-K.  The disclosure in this Item 1.01 is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Consulting Agreement entered into on March 28, 2016, by and between Vascular Solutions, Inc. and Charmaine Sutton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: March 28, 2016	By:	/s/ Gordon Weber
Gordon Weber
	Its:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement entered into on March 28, 2016, by and between Vascular Solutions, Inc. and Charmaine Sutton